Exhibit 99.1

Media Contacts: Teresa Nilsen Hennessy Advisors, Inc. Terry@hennessyadvisors.com; 800-966-4354	Hibre Teklemariam SunStar Strategic HTeklemariam@sunstarstrategic.com; 703-894-1057

FOR IMMEDIATE RELEASE

Hennessy Advisors, Inc. Reports 73% Increase in Quarterly
Earnings Per Share and Announces Quarterly Dividend

August 8, 2024, Novato, CA - Hennessy Advisors, Inc. (Nasdaq: HNNA) reported results for its third fiscal quarter of 2024, which ended June 30, 2024. The firm also announced a quarterly dividend of $0.1375 per share to be paid on September 5, 2024, to shareholders of record as of August 22, 2024, which represents an annualized dividend yield of 6.6%.*

“The U.S. stock market continues to perform well in 2024, with the Dow Jones Industrial Average up 4.79% and the S&P 500® Index up 15.29% for the calendar year-to-date through June 30, 2024. Even the most persistent stock market naysayers seem to have come to a consensus that the markets will likely remain positive through the end of the year. Investors appear to be optimistic about lower inflation data, continued earnings growth, possible interest rate cuts, and solid 2.3% GDP growth estimates for 2024 – and rightly so in my opinion,” said Neil Hennessy, Chairman and CEO. “We at Hennessy Funds are proud to manage a successful fund lineup. Our family of funds has delivered both recent solid returns and consistent long-term results,” he added.

“We are both pleased with our product performance and encouraged by the flows into our funds. In the nine months ended June 30, 2024, we have grown assets under management by nearly $1 billion, due to our three-pronged effort of fund acquisitions of $72 million, net inflows of $364 million, and fund performance of $560 million,” said Teresa Nilsen, President and COO. “With our total assets under management over $4 billion, we are notably increasing net income, earnings per share, and cash flow over prior periods,” she added.

Summary Highlights (compared to the prior comparable quarter ended June 30, 2023):

●	Total revenue of $7.8 million, an increase of 37%.
●	Net income of $2.0 million, an increase of 82%.
●	Fully diluted earnings per share of $0.26, an increase of 73%.
●	Average assets under management, upon which revenue is earned, of $3.9 billion, an increase of 37%.
●	Total assets under management of $4.0 billion, an increase of 36%.
●	Cash and cash equivalents, net of gross debt, of $21.8 million, an increase of 14%.

	Three Months Ended June 30,		Change
	2024	2023	Amount	Percent
Total Revenue	$7,784,523	$5,701,330	$2,083,193	36.5%
Net Income	2,029,527	1,116,039	913,488	81.9%
Earnings Per Share (Diluted)	0.26	0.15	0.11	73.3%
Weighted Average Number of Shares Outstanding (Diluted)	7,732,068	7,605,689	126,379	1.7%
Average Fund Assets Under Management	3,893,131,722	2,850,912,822	1,042,218,900	36.6%

	As of June 30,
	2024	2023
Total Fund Assets Under Management	$4,027,830,779	$2,964,013,210	$1,063,817,569	35.9%
Cash and Cash Equivalents, Net of Gross Debt Balance	21,767,015	19,149,184	2,617,831	13.7%

*	Based on the closing stock price of $8.34 on August 7, 2024, and an annualized dividend of $0.55 per share.

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty funds. Hennessy Advisors, Inc. is committed to providing superior service to shareholders and employing a consistent and disciplined approach to investing based on a buy‑and‑hold philosophy that rejects the idea of market timing.

Supplemental Information

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

Forward-Looking Statements

This press release contains “forward-looking statements” for which Hennessy Advisors, Inc. claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. Forward‑looking statements relate to expectations and projections about future events based on currently available information. Forward‑looking statements are not a guarantee of future performance or results and are not necessarily accurate indications of the times at which, or means by which, such performance or results may be achieved. Forward‑looking statements are subject to risks, uncertainties, and assumptions, including those described in the sections entitled “Risk Factors” and elsewhere in the reports that Hennessy Advisors, Inc. files with the Securities and Exchange Commission. Unforeseen developments could cause actual performance or results to differ substantially from those expressed in, or suggested by, the forward‑looking statements. Hennessy Advisors, Inc. management does not assume responsibility for the accuracy or completeness of the forward-looking statements and undertakes no responsibility to update any such statement after the date of this press release to conform to actual results or to changes in expectations.